Exhibit 99

Spirit AeroSystems Holdings, Inc.

3801 S. Oliver

Wichita, KS 67210

www.spiritaero.com

Spirit AeroSystems Holdings, Inc. Reports Fourth Quarter and Full-Year 2012 Financial Results

Fourth Quarter 2012

•                  Revenues of $1.426 billion

•                  Operating Income of $98 million, after development program charges

•                  Fully-Diluted Earnings Per Share of $0.43

Full-Year 2012

•                  Revenues of $5.398 billion

•                  Operating Income of $92 million, after development program charges and benefit of insurance settlement

•                  Fully-Diluted Earnings Per Share of $0.24

•                  Total backlog of over $35 billion

Financial Guidance for Full-Year 2013

•                  Revenue between $5.8 - $6.0 billion

•                  Fully-Diluted Earnings Per Share between $1.90 - $2.10; Fully-Diluted Earnings Per Share excluding severe weather adjustments between $2.20 - $2.40 *

Wichita, Kan., Feb. 12, 2013 — Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported fourth quarter and full-year 2012 financial results reflecting record revenue on higher ship set deliveries and solid core program operating performance.

Spirit’s fourth quarter 2012 revenues were $1.426 billion, up from $1.219 billion for the same period of 2011 as the company benefited from higher production deliveries during the quarter.

Table 1. Summary Financial Results (unaudited)
	4th Quarter			Twelve Months
($ in millions, except per share data)	2012	2011	Change	2012	2011	Change

Revenues	$1,426	$1,219	17%	$5,398	$4,864	11%
Operating Income	$98	$102	(4%)	$92	$356	(74%)
Operating Income as a % of Revenues	6.9%	8.4%	(150) BPS	1.7%	7.3%	(560) BPS
Net Income	$61	$60	2%	$35	$192	(82%)
Net Income as a % of Revenues	4.3%	5.0%	(70) BPS	0.6%	4.0%	(340) BPS
Earnings Per Share (Fully Diluted)	$0.43	$0.42	2%	$0.24	$1.35	(82%)
Fully Diluted Weighted Avg Share Count	142.7	142.3		142.7	142.3

* Non-GAAP financial measure, see Appendix for reconciliation

Operating income for the fourth quarter of 2012 was $98 million including a net pre-tax $34 million forward loss associated with development and low rate programs. Net income for the quarter was $61 million, or $0.43 per fully diluted share, compared to $60 million, or $0.42 per fully diluted share, in the same period of 2011. The current quarter includes a net pre-tax $34 million, or ($0.19) per share, of forward loss charges principally on development programs.

Revenue for the full-year 2012 increased 11 percent to $5.398 billion.  Operating income for the full-year was $92 million, significantly lower compared to 2011 due primarily to development program charges of $645 million, which was partially offset by the net insurance gain of $146 million related to the severe weather event at Spirit’s Wichita, Kan. facility in April 2012.  Full-year net income was $35 million, or $0.24 per fully diluted share, compared to $192 million, or $1.35 per fully diluted share in 2011. (Table 1)

After adjusting for forward losses and certain other items, adjusted operating income for the full-year 2012 was $556 million, 21 percent higher compared to 2011 adjusted operating income of $460 million, primarily due to increased production volumes. After adjusting for forward losses and certain other items, full-year 2012 adjusted earnings per share was $2.30 per fully diluted share, compared to 2011 adjusted earnings per share of $1.85 per fully diluted share.*

“Spirit’s strong core business performance in 2012 continues to deliver the results we expect,” said President and Chief Executive Officer Jeff Turner. “Annual revenues increased to record levels reflecting higher demand and increased production rates for our core products even while we recovered from an EF3 tornado at our Wichita, KS facility. Our development program performance in 2012 underscores the complexity of our business as we transitioned multiple programs to full rate production after over seven years of concurrent development and delivered initial production units on the A350 XWB,” Turner continued.

“Our primary goal in 2013 is to continuously improve operational and cost performance across the business and manage the risk profile of development programs,” Turner concluded.

Spirit’s backlog at the end of the fourth quarter of 2012 increased by over 4 percent to $35 billion as orders exceeded deliveries. Spirit calculates its backlog based on contractual prices for products and volumes from the published firm order backlogs of Airbus and Boeing, along with firm orders from other customers.

Spirit updated its contract profitability estimates during the fourth quarter of 2012, resulting in a net pre-tax $10 million, or $0.06 per share, favorable cumulative catch-up adjustment primarily associated with productivity and efficiency improvements on core programs. In comparison, Spirit recognized a net pre-tax $21 million favorable cumulative catch-up adjustment for the fourth quarter of 2011.

Additionally, in the fourth quarter of 2012 the company recorded forward loss charges on the G280 program of an additional pre-tax ($20) million, or ($0.11) per share driven by cost growth in the quarter and a total of ($14) million, or ($0.08) per share on low volume large commercial programs driven by model mix and program performance.

Cash flow from operations was a $309 million source of cash for the fourth quarter of 2012, compared to a $128 million source of cash for the fourth quarter of 2011. The current quarter reflects net insurance proceeds of approximately $112 million associated with the severe weather event at Spirit’s Wichita, Kan. facility in April 2012 and the timing of accounts receivable and accounts payable. (Table 2)

Table 2. Cash Flow and Liquidity (unaudited)
	4th Quarter		Twelve Months
($ in millions)	2012	2011	2012	2011

Cash Flow from Operations	$309	$128	$544	($47)
Purchases of Property, Plant & Equipment**	($79)	($86)	($249)	($250)

			December 31,	December 31,
Liquidity			2012	2011

Cash			$441	$178
Total Debt			$1,176	$1,201
**Purchases of Property, Plant & Equipment includes purchases related to the April 14th, 2012 severe weather event

Cash balances at the end of the year were $441 million, up $263 million from a year ago, reflecting the net insurance proceeds and customer cash advances, offset by the increase in inventory associated with increased production rates and continuing investments in development programs. At the end of 2012, the company’s $650 million revolving credit facility was undrawn.  Approximately $20 million of the credit facility is reserved for financial letters of credit.  Debt balances at the end of the fourth quarter were $1.176 billion.

The company’s credit rating remained unchanged at the end of the fourth quarter 2012 with a BB rating, stable outlook by Standard & Poor’s and a Ba2 rating, negative outlook by Moody’s Investor Services.

Financial Outlook

Spirit revenue guidance for the full-year 2013 remains unchanged and is expected to be between $5.8 — $6.0 billion based on Boeing’s 2013 delivery guidance of 635 to 645 aircraft; expected B787 ship set deliveries; expected Airbus deliveries in 2013 of approximately 600 aircraft; internal Spirit forecasts for other customer production activities; expected non-production revenues; and foreign exchange rates consistent with those in the second half of 2012.

Fully diluted earnings per share guidance for 2013 is unchanged and expected to be between $1.90 - $2.10 per share, reflecting continued growth and solid execution in core programs and transitioning development programs to full rate of production.  Fully-diluted earnings per share guidance for 2013 excluding severe weather adjustments is expected to be between $2.20 - $2.40.*

Cash flow from operations, less capital expenditures, is expected to be between a net outflow of ($150) million to ($50) million, after capital expenditures of approximately $400 million, including approximately $50 million of expense included in cash from operations and approximately $50 million of capital expenditures related to the severe weather event.

The effective tax rate for 2013 is forecasted to be approximately 31 percent, reflecting the benefit of research tax credits for 2012 and 2013. (Table 3)

Risk to our financial guidance includes, among other factors: 787 delivery volumes; higher than forecast non-recurring and recurring costs on our development programs; commercial settlements with customers; business jet market risks; and our ability to achieve anticipated productivity and cost improvements. You should review carefully the sections captioned “Risk Factors” in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

* Non-GAAP financial measure, see Appendix for reconciliation

Table 3. Financial Outlook	3Q Updated Full- Year Guidance	2012 Actual	2013 Guidance

Revenues	$5.2 - $5.3 billion	$5.4 billion	$5.8 - $6.0 billion

Earnings Per Share (Fully Diluted)	$0.19 - $0.24	$0.24	$1.90 - $2.10

Effective Tax Rate	N/M(1)	(211.4%)	~31%

Cash Flow from Operations	$500 - $600 million	$544 million	$250 - $350 million

Capital Expenditures	~$250 million	$249 million	~$400 million

Table 4. Severe Weather Adjustments to Financial Outlook	3Q Updated Full- Year Guidance	2012 Actual	2013 Guidance

Revenues	-	-	-

Earnings (Loss) Per Share (Fully Diluted)	($0.62)(2)	($0.65)(2)	$0.30(2)

Effective Tax Rate	-	36.3%	-

Cash Flow from Operations	($100) million	($146) million	$50 million

Capital Expenditures	-	($13) million	($50 million)

Table 5. Financial Outlook Excluding Severe Weather Adjustments	3Q Updated Full- Year Guidance	2012 Actual	2013 Guidance

Revenues	$5.2 - $5.3 billion	$5.4 billion	$5.8 - $6.0 billion

Earnings (Loss) Per Share (Fully Diluted)	($0.43) - ($0.38)(2)	($0.41)(2)	$2.20 - $2.40(2)

Effective Tax Rate	N/M(1)	57.3%	~31.0%

Cash Flow from Operations	$400 - $500 million	$398 million	$300 - $400 million

Capital Expenditures	~$250 million	$236 million	~$350 million

(1)             Spirit did not provide an effective tax rate due to the sensitivity of the annual effective tax rate estimate to even minimal changes to forecasted fourth quarter pre-tax earnings.

(2)             Non-GAAP financial measure, see Appendix for reconciliation

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “continue,” “plan,” “forecast,” or other similar words, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following: our ability to continue to grow our business and execute our growth strategy, including the timing, execution and profitability of new programs; our ability to perform our obligations and manage costs related to our new commercial and business aircraft development programs and the related recurring production; margin pressures and the potential for additional forward-losses on aircraft development programs; our ability to accommodate, and the cost of accommodating, announced increases in the build rates of certain aircraft; the effect on business and commercial aircraft demand and build rates of the following factors: continuing weakness in the global economy and economic challenges facing commercial airlines, a lack of business and consumer confidence, and the impact of continuing instability in global financial and credit markets, including, but not limited to, any failure to avert a sovereign debt crisis in Europe; customer cancellations or deferrals as a result of global economic uncertainty; the success and timely execution of key milestones such as deliveries and resumption of service of Boeing’s B787; and first flight, certification and first delivery of Airbus’ A350 XWB aircraft program, receipt of necessary regulatory approvals, and customer adherence to their announced schedules; our ability to enter into profitable supply arrangements with additional customers; the ability of all parties to satisfy their performance requirements under existing supply contracts with Boeing and Airbus, our two major customers, and other customers and the risk of nonpayment by such customers; any adverse impact on Boeing’s and Airbus’ production of aircraft resulting from cancellations, deferrals or reduced orders by their customers or from labor disputes or acts of terrorism; any adverse impact on the demand for air travel or our operations from the outbreak of diseases or epidemic or pandemic outbreaks; returns on pension plan assets and the impact of future discount rate changes on pension obligations; our ability to borrow additional funds or refinance debt; competition from original equipment manufacturers and other aerostructures suppliers; the effect of governmental laws, such as U.S. export control laws and U.S. and foreign anti-bribery laws such as the Foreign Corrupt Practices Act and United Kingdom Bribery Act, and environmental laws and agency regulations, both in the U.S. and abroad; the cost and availability of raw materials and purchased components; our ability to recruit and retain highly skilled employees and our relationships with the unions representing many of our employees; spending by the U.S. and other governments on defense; the possibility that our cash flows and borrowing facilities may not be adequate for our additional capital needs or for payment of interest on and principal of our indebtedness; our exposure under our existing senior secured revolving credit facility to higher interest payments should interest rates increase substantially; the effectiveness of our interest rate and foreign currency hedging programs; the outcome or impact of ongoing or future litigation, claims and regulatory actions; our exposure to potential product liability and warranty claims; and the accuracy or completeness of our assessment of damage and costs of restoration and recovery from the severe weather event that hit our Wichita, Kan. facility on April 14, 2012. These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements.  These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Appendix

Segment Results

Fuselage Systems

Fuselage Systems segment revenues for the fourth quarter of 2012 were $680 million, up 17 percent from the same period last year, driven by increased production volumes.  Operating margin for the fourth quarter of 2012 was 13.6 percent as compared to 16.6 percent during the same period of 2011. In the fourth quarter of 2012 the segment recorded a net pre-tax $5 million favorable cumulative catch-up adjustment driven by productivity and efficiency on core programs, and a pre-tax additional forward loss of ($6) million on the 747-8 program driven by program performance.  In comparison, in the fourth quarter of 2011 the segment realized a net pre-tax $17 million favorable cumulative catch-up adjustment, and a pre-tax ($12) million forward loss on the 747-8 program.

Propulsion Systems

Propulsion Systems segment revenues for the fourth quarter of 2012 were $368 million, up 14 percent from the same period last year, largely driven by higher production volumes and increased aftermarket volumes.  Operating margin for the fourth quarter of 2012 was 13.0 percent as compared to 16.3 percent in the fourth quarter of 2011. In the fourth quarter of 2012 the segment realized a net pre-tax ($1) million unfavorable cumulative catch-up adjustment and a pre-tax ($8) million forward loss on the 767 program driven by model mix.  In comparison, in the fourth quarter of 2011 the segment realized a net pre-tax $6 million favorable cumulative catch-up adjustment.

Wing Systems

Wing Systems segment revenues for the fourth quarter of 2012 were $375 million, up 20 percent from the same period last year, primarily driven by increased production volumes. Operating margin for the fourth quarter of 2012 was 5.2 percent as compared to (2.6) percent during the same period of 2011. In the fourth quarter of 2012 the segment realized a net pre-tax $6 million favorable cumulative catch-up adjustment driven by productivity and efficiency improvements on core programs, and an additional pre-tax ($20) million forward loss on the G280 wing program driven by cost growth in the quarter.  In comparison, in the fourth quarter of 2011 the segment recorded a net pre-tax ($2) million unfavorable cumulative catch-up adjustment, a pre-tax ($29) million additional forward loss on the G280 program, a pre-tax ($6) million forward loss on the 747-8 program, and a pre-tax ($3) million forward loss on the A350 non-recurring wing program.

Table 6. Segment Reporting	(unaudited)			(unaudited)
	4th Quarter			Twelve Months
($ in millions)	2012	2011	Change	2012	2011	Change

Segment Revenues
Fuselage Systems	$680.2	$582.3	16.8%	$2,590.6	$2,425.0	6.8%
Propulsion Systems	$368.1	$321.7	14.4%	$1,420.9	$1,221.5	16.3%
Wing Systems	$375.3	$313.6	19.7%	$1,375.1	$1,207.8	13.9%
All Other	$2.0	$1.3	53.8%	$11.1	$9.5	16.8%
Total Segment Revenues	$1,425.6	$1,218.9	17.0%	$5,397.7	$4,863.8	11.0%

Segment Earnings from Operations
Fuselage Systems	$92.5	$96.8	(4.4%)	$387.2	$318.5	21.6%
Propulsion Systems	$47.9	$52.3	(8.4%)	$64.7	$194.1	(66.7%)
Wing Systems	$19.6	($8.3)		($339.1)	$0.5
All Other	($0.2)	($0.5)	60.0%	$1.0	$1.3	(23.1%)
Total Segment Operating Earnings	$159.8	$140.3	13.9%	$113.8	$514.4	(77.9%)

Unallocated Corporate SG&A Expense	($42.7)	($37.7)	13.3%	($155.3)	($145.5)	6.7%
Unallocated Impact From Severe Weather Event Expense	($18.1)	$0.0		$146.2	$0.0
Unallocated Research & Development Expense	($1.0)	($0.2)	400.0%	($4.4)	($1.9)	131.6%
Unallocated Cost of Sales(1)	$0.0	$0.0		($8.0)	($10.9)	(26.6%)
Total Earnings from Operations	$98.0	$102.4	(4.3%)	$92.3	$356.1	(74.1%)

Segment Operating Earnings as % of Revenues
Fuselage Systems	13.6%	16.6%	(300) BPS	14.9%	13.1%	180 BPS
Propulsion Systems	13.0%	16.3%	(330) BPS	4.6%	15.9%	(1,130) BPS
Wing Systems	5.2%	(2.6%)	780 BPS	(24.7%)	0.0%	(2,470) BPS
All Other	(10.0%)	(38.5%)	2,850 BPS	9.0%	13.7%	(470) BPS
Total Segment Operating Earnings as % of Revenues	11.2%	11.5%	(30) BPS	2.1%	10.6%	(850) BPS

Total Operating Earnings as % of Revenues	6.9%	8.4%	(150) BPS	1.7%	7.3%	(560) BPS

(1)                                  Charges in 2012 are associated with UAW stock compensation, Early Retirement incentives and asset impairment charges; compared to charges in 2011 which were associated with a change in estimate for warranty and extraordinary rework reserves and the UAW Early Retirement Incentive in connection with the ratification of their ten-year labor contract.

Contact information:

Investor Relations: Coleen Tabor (316) 523-7040

Media:  Ken Evans (316) 523-4070

On the web: http://www.spiritaero.com

Spirit Ship Set Deliveries

(One Ship Set equals One Aircraft)

2011 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total 2011
B737	93	97	95	92	377
B747	4	3	4	6	17
B767	5	6	6	6	23
B777	16	22	21	19	78
B787	6	7	5	7	25
Total	124	135	131	130	520

A320 Family	103	91	103	106	403
A330/340	18	26	24	25	93
A350	-	-	-	-	-
A380	6	5	7	6	24
Total	127	122	134	137	520

Business/Regional Jet	10	13	12	14	49

Total Spirit	261	270	277	281	1,089

2012 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total 2012
B737	105	105	107	100	417
B747	5	6	7	6	24
B767	7	6	6	6	25
B777	21	21	22	22	86
B787	8	11	9	15	43
Total	146	149	151	149	595

A320 Family	112	109	103	113	437
A330/340	25	24	26	22	97
A350	1	-	1	1	3
A380	7	6	3	8	24
Total	145	139	133	144	561

Business/Regional Jet	12	19	27	26	84

Total Spirit	303	307	311	319	1,240

Spirit AeroSystems Holdings, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	For the Three Months Ended		For the Twelve Months Ended

	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
	($ in millions, except per share data)

Net revenues	$1,425.6	$1,218.9	$5,397.7	$4,863.8
Operating costs and expenses:
Cost of sales	1,250.7	1,066.5	5,245.3	4,312.1
Selling, general and administrative	46.3	41.4	172.2	159.9
Impact from severe weather event	18.1	0.0	(146.2)	0.0
Research and development	12.5	8.6	34.1	35.7
Total operating costs and expenses	1,327.6	1,116.5	5,305.4	4,507.7
Operating income	98.0	102.4	92.3	356.1
Interest expense and financing fee amortization	(20.3)	(15.9)	(82.9)	(77.5)
Interest income	0.1	0.1	0.2	0.3
Other income (expense), net	(1.6)	1.4	1.8	1.4
Income before income taxes and equity in net loss of affiliate	76.2	88.0	11.4	280.3
Income tax provision	(15.3)	(27.3)	24.1	(86.9)
Income before equity in net loss of affiliate	60.9	60.7	35.5	193.4
Equity in net loss of affiliate	(0.2)	(0.3)	(0.7)	(1.0)
Net income	$60.7	$60.4	$34.8	$192.4

Earnings per share
Basic	$0.43	$0.43	$0.24	$1.36
Shares	140.9	139.4	140.7	139.2

Diluted	$0.43	$0.42	$0.24	$1.35
Shares	142.7	142.3	142.7	142.3

Spirit AeroSystems Holdings, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	December 31, 2012	December 31, 2011
	($ in millions)
Current assets
Cash and cash equivalents	$440.7	$177.8
Accounts receivable, net	420.7	267.2
Inventory, net	2,410.8	2,630.9
Other current assets	83.2	79.9
Total current assets	3,355.4	3,155.8
Property, plant and equipment, net	1,698.5	1,615.7
Pension assets	78.4	118.8
Other assets	283.0	152.1
Total assets	$5,415.3	$5,042.4
Current liabilities
Accounts payable	$659.0	$559.4
Accrued expenses	216.3	224.3
Current portion of long-term debt	10.3	48.9
Advance payments, short-term	70.7	8.8
Deferred revenue, short-term	18.4	28.5
Other current liabilities	92.3	43.6
Total current liabilities	1,067.0	913.5
Long-term debt	1,165.9	1,152.0
Advance payments, long-term	833.6	655.9
Deferred revenue and other deferred credits	30.8	34.7
Pension/OPEB obligation	75.6	84.2
Other liabilities	245.5	237.4
Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued	-	-
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 119,671,298 and 118,560,926 issued, respectively	1.2	1.2
Common stock, Class B par value $0.01, 150,000,000 shares authorized, 24,025,880 and 24,304,717 shares issued, respectively	0.2	0.2
Additional paid-in capital	1,012.3	995.9
Accumulated other comprehensive loss	(145.2)	(126.2)
Retained earnings	1,127.9	1,093.1
Total shareholders’ equity	1,996.4	1,964.2
Noncontrolling interest	0.5	0.5
Total equity	1,996.9	1,964.7
Total liabilities and equity	$5,415.3	$5,042.4

Spirit AeroSystems Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	For the Twelve Months Ended

	December 31, 2012	December 31, 2011

	($ in millions)
Operating activities
Net income	$34.8	$192.4
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Depreciation expense	151.1	129.2
Amortization expense	19.7	10.5
Accretion of customer supply agreement	0.2	-
Employee stock compensation expense	15.3	11.2
Bad Debt Expense	-	1.4
Excess tax benefits from share-based payment arrangements	(1.2)	(1.3)
Loss on disposition of assets	14.1	1.0
Loss from discontinued hedge accounting on interest rate swaps	5.2	-
(Gain) on effectiveness of hedge contracts	(1.5)	-
(Gain) / Loss from foreign currency transactions	(5.6)	1.0
Deferred taxes	(120.1)	21.6
Long-term tax provision	3.6	(6.1)
Pension and other post-retirement benefits, net	(8.9)	(9.6)
Grant income	(5.8)	(5.4)
Equity in net loss of affiliate	0.7	1.0
Changes in assets and liabilities
Accounts receivable	(151.1)	(66.3)
Inventory, net	228.3	(121.6)
Accounts payable and accrued liabilities	114.5	100.6
Advance payments	239.6	(159.9)
Deferred revenue and other deferred credits	(12.4)	(265.9)
Other	23.9	118.9
Net cash (used in) provided by operating activities	544.4	(47.3)
Investing activities
Purchase of property, plant and equipment	(236.1)	(249.7)
Purchase of property, plant and equipment - severe weather related expenses	(12.9)	-
Other	0.2	0.5
Net cash (used in) investing activities	(248.8)	(249.2)
Financing activities
Proceeds from revolving credit facility	170.0	30.0
Payments on revolving credit facility	(170.0)	(30.0)
Proceeds from issuance of debt	547.6	-
Principal payments of debt	(571.0)	(8.0)
Debt issuance and financing costs	(12.4)	-
Excess tax benefits from share-based payment arrangements	1.2	1.3
Net cash (used in) financing activities	(34.6)	(6.7)
Effect of exchange rate changes on cash and cash equivalents	1.9	(0.6)
Net increase (decrease) in cash and cash equivalents for the period	262.9	(303.8)
Cash and cash equivalents, beginning of the period	177.8	481.6
Cash and cash equivalents, end of the period	$440.7	$177.8

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measure. Other companies may define the measure differently.

Adjusted EPS

	3Q Updated Full-Year Guidance	2012 Actual	2013 Guidance
Earnings Per Share (Fully Diluted)	$0.19 - $0.24	$0.24	$1.90 - $2.10

Adjustment for Estimated Severe Weather Impact
Severe Weather Impact Adjustment (in millions)	$(127.3)	$(146.2)	$59.0
Tax Rate Assumed	31%	36%	31%
After Tax Severe Weather Impact Adjustment (in millions)	$(87.8)	$(93.1)	$40.7
Share Count (in millions)	142.9(1)	142.7	144.1(1)
Estimated Severe Weather Impact	~$(0.62)	$(0.65)	~$0.30

Adjusted EPS	$(0.43) - $(0.38)	$(0.41)	$2.20 - $2.40

(1) Estimated share count

Operating Income % of Revenues Excluding Impact of Forward Losses and Certain Other Items

	2011	2012
Operating Income under GAAP	$356.1	$92.3

Adjustments to Operating Income:
CH-53K Forward-Loss	(29.0)
787 Forward-Loss		(184.0)
G650 Forward-Loss		(162.5)
G280 Forward-Loss	(81.8)	(118.8)
BR725 Forward-Loss		(151.0)
A350 Non-Recurring Forward-Loss	(3.0)	(8.9)
747-8 Non-Recurring Forward-Loss	(18.3)	(11.5)
767 Forward-Loss		(8.0)
Cumulative Catch-Up Adjustments	28.1	34.7
Insurance Settlement related to Severe Weather Event		146.2
Total Adjustments	$(104.0)	$(463.8)

Adjusted Operating Income	$460.1	$556.1
Adjusted Operating Income % of Revenues	9.5%	10.3%

Earnings Per Share Excluding Impact of Forward Losses and Certain Other Items

	Twelve Months Ended December 31, 2011		Twelve Months Ended December 31, 2012

	Earnings Per Share		Earnings Per Share

GAAP Diluted Earnings Per Share	$1.35		$0.24

CH-53K Forward-Loss	$0.14	a
787 Forward-Loss			$0.89	b
G650 Forward-Loss			$0.79	c
G280 Forward-Loss	$0.40	d	$0.58	e
BR725 Forward-Loss			$0.73	f
A350 Non-Recurring Forward-Loss	$0.01	g	$0.04	h
747-8 Non-Recurring Forward-Loss	$0.09	i	$0.06	j
767 Forward-Loss			$0.04	k
Insurance Settlement related to Severe Weather Event			$(0.71)	l
Favorable cumulative catch-up adjustment	$(0.14)	m	$(0.17)	n
Tax Benefit Reduction			$(0.19)	o

Earnings Per Share Excluding Impact of Forward Losses and Certain Other Items	$1.85		$2.30

a      Represents the net earnings per share impact of CH-53K Forward-Loss charge of $29.0 million. The earnings per share amount is presented net of income taxes of 31.0 percent.  EPS Calculation: 29.0mm * (1 - .31) = 20.01 ,   20.01 / 142.3mm Diluted Shares = $0.14

b      Represents the net earnings per share impact of 787 Forward-Loss expense of $184 million. The earnings per share amount is presented net of income taxes of 31.0 percent.  EPS Calculation: 184mm * (1 - .31) = 126.96 ,   126.96 / 142.7mm Diluted Shares = $0.89

c      Represents the net earnings per share impact of G650 Forward-Loss expense of $163 million. The earnings per share amount is presented net of income taxes of 31.0 percent.  EPS Calculation: 163mm * (1 - .31) = 112.47 ,   112.47 / 142.7mm Diluted Shares = $0.79

d      Represents the net earnings per share impact of G280 Forward-Loss expense of $82 million. The earnings per share amount is presented net of income taxes of 31.0 percent.  EPS Calculation: 82mm * (1 - .31) = 56.58 ,   56.58 / 142.3mm Diluted Shares = $0.40

e      Represents the net earnings per share impact of G280 Forward-Loss expense of $119 million. The earnings per share amount is presented net of income taxes of 31.0 percent.  EPS Calculation: 119mm * (1 - .31) = 82.11 ,   82.11 / 142.7mm Diluted Shares = $0.58

f       Represents the net earnings per share impact of BR725 Forward-Loss expense of $151 million. The earnings per share amount is presented net of income taxes of 31.0 percent.  EPS Calculation: 151mm * (1 - .31) = 104.19 ,   104.19 / 142.7mm Diluted Shares = $0.73

g      Represents the net earnings per share impact of A350 Non-Recurring forward-loss expense of $3 million. The earnings per share amount is presented net of income taxes of 31.0 percent.  EPS Calculation: 3mm * (1 - .31) = 2.07 ,   2.07 / 142.3mm Diluted Shares = $0.01

h      Represents the net earnings per share impact of A350 Non-Recurring forward-loss expense of $9 million. The earnings per share amount is presented net of income taxes of 31.0 percent.  EPS Calculation: 9mm * (1 - .31) = 6.21 ,   6.21 / 142.7mm Diluted Shares = $0.04

i       Represents the net earnings per share impact of 747-8 Non-Recurring forward-loss expense of $18 million. The earnings per share amount is presented net of income taxes of 31.0 percent.  EPS Calculation: 18mm * (1 - .31) = 12.42 ,   12.42 / 142.3mm Diluted Shares = $0.09

j       Represents the net earnings per share impact of 747-8 Non-Recurring forward-loss expense of $12 million. The earnings per share amount is presented net of income taxes of 31.0 percent.  EPS Calculation: 12mm * (1 - .31) = 8.28 ,   8.28 / 142.7mm Diluted Shares = $0.06

k      Represents the net earnings per share impact of 767 Forward-Loss expense of $8 million. The earnings per share amount is presented net of income taxes of 31.0 percent.  EPS Calculation: 8mm * (1 - .31) = 5.52 ,   5.52 / 142.7mm Diluted Shares = $0.04

l       Represents the net earnings per share impact of the insurance settlement related to the April 2012 severe weather event less incurred expenses year-to-date of $146 million. The earnings per share amount is presented net of income taxes of 31.0 percent. EPS Calculation: 146mm * (1 - .31) = 100.74 ,   100.74 / 142.7mm Diluted Shares = $0.71

m     Represents the net earnings per share impact of favorable cumulative catch-up adjustment of $28 million. The earnings per share amount is presented net of income taxes of 31.0 percent. EPS Calculation: 28mm * (1 - .31) = 19.32 ,   19.32 / 142.3mm Diluted Shares = $0.14

n      Represents the net earnings per share impact of favorable cumulative catch-up adjustment of $35 million. The earnings per share amount is presented net of income taxes of 31.0 percent. EPS Calculation: 35mm * (1 - .31) = 24.15 ,   24.15 / 142.7mm Diluted Shares = $0.17

o      Represents the net earnings per share impact of the tax benefit reduction. EPS Calculation: (27.63)mm / 142.7mm Diluted Shares = ($0.19)

$(27.63)mm represents net earnings change due to tax rate differences attributable to net losses driven of 2012 events:

2012 effective tax rate - 2012 normalized effective tax rate = rate impact from net losses * 2012 earnings before tax = earnings

((211.4)% - 31.0% = (242.4)%*$11.4 earnings before taxes = $(27.63))